Exhibit 10.26

David M. Cordani
Chairman and CEO

January 16, 2024

Brian Evanko

Dear Brian:

I am pleased to confirm that the People Resources Committee (PRC) has approved the following changes to your compensation package effective February 5, 2024 in connection with the assumption of your expanded role as EVP, CFO and President & CEO Cigna Healthcare:

Base Salary – Your base salary will increase to a pre-tax annualized rate of $1,000,000.

Annual Incentive – Your annual incentive target will increase to $2,000,000 for the 2024 performance year (payable in 2025). As you are aware, the annual incentive is typically paid in the first quarter of the year following the performance period and is not considered earned until the date paid.

Long-Term Incentive – Your annual long-term incentive target will increase to $6,000,000 for the upcoming 2024 annual grant.

NEW TOTAL ANNUAL COMPENSATION OPPORTUNITY: $9,000,000

The stock ownership guideline for your new position is six times your base salary.  As you know, each executive has five years from the date they become subject to the stock ownership guidelines to meet the guideline.

Your employment will remain as an at-will employee, meaning that you or the Company has the right to terminate your employment relationship at any time for any reason or no reason. The changes above have no impact on previously awarded bonuses, stock options, restricted stock or SPS grants. As an executive of the company, your compensation will be subject to any future program changes.

Brian, congratulations on your expanded role. I look forward to continuing to partner with you.

Sincerely,

David M. Cordani

cc:    K. Stevens
N. Ryan